SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 Under Section 12(g) of the Securities Exchange
                    Act of 1934 or Suspension of Duty to File
                     Reports Under Sections 13 and 15(d) of
                     the Securities and Exchange Act of 1934

                         Commission File Number 0-16102

                      Eastern Environmental Services, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     1001 Fannin, Suite 4000, Houston, Texas 77002
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not applicable
--------------------------------------------------------------------------------
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       (x)         Rule 12h-3(b)(1)(i)      (x)
Rule 12g-4(a)(1)(ii)      ( )         Rule 12h-3(b)(1)(ii)     ( )
Rule 12g-4(a)(2)(i)       ( )         Rule 12h-3(b)(2)(i)      ( )
Rule 12g-4(a)(2)(ii)      ( )         Rule 12h-3(b)(2)(ii)     ( )
                                      Rule 15d-6               ( )

Approximate number of holders of record as of the certification or
notice date:   1
            ------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Eastern Environmental Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                            EASTERN ENVIRONMENTAL SERVICES, INC.


Dated: December 31, 1998                    By: /s/ Gregory T. Sangalis
                                                --------------------------------
                                                Name:    Gregory T. Sangalis
                                                Title:   Vice President and
                                                            Secretary